Exhibit 99 (a)

News Release

5 Sarnowski Drive, Glenville, New York  12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank

Contact:	Robert M. Leonard
Executive Vice President
(518) 381-3693

TrustCo Announces the Addition of Alejandro “Alex” M. Sanchez to the Board of Directors

Glenville, New York, October 18, 2022

On October 18, 2022, TrustCo Bank Corp NY (the “Company”) (Nasdaq: TRST) announced that Alejandro “Alex” M. Sanchez was elected to the Board of Directors of the Company and its subsidiary, Trustco Bank.

Mr. Sanchez is the President and Chief Executive Officer of the Florida Bankers Association, has previous public company and non-profit board experience, has served on federal boards and agencies under several US Presidents, has had gubernatorial appointments in Florida, has a juris doctor degree, and is a US Air Force veteran.

Mr. Sanchez was appointed to the Audit, Compensation, Compliance, Fiduciary, Nominating and Corporate Governance, and Risk Committees of the board of directors of the Company.

Making the announcement were Chairman, President, and Chief Executive Officer Robert J. McCormick and Lead Independent Director Dennis DeGennaro.  Mr. McCormick said “We are very pleased to have Mr. Sanchez join our board.  His national reputation as a tireless advocate for the banking industry and deep understanding of the regulatory and political environments in which we operate will bring meaningful value to our shareholders and elevate our board discourse.”

TrustCo Bank Corp NY is a $6.2 billion savings and loan holding company and through its subsidiary, Trustco Bank, operated 144 offices in New York, New Jersey, Vermont, Massachusetts, and Florida at June 30, 2022.

In addition, the Bank’s Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services.  The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST.

Forward-Looking Statements

All statements in this news release that are not historical are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Such forward-looking statements are subject to factors that could cause actual results to differ materially for TrustCo from those discussed. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. There are a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking statements made herein, including the risks and uncertainties described in TrustCo’s filings with the Securities and Exchange Commission. These forward-looking statements represent TrustCo’s judgment as of the date of this release. TrustCo disclaims, however, any intent or obligation to update these forward-looking statements, either as a result of future developments, new information or otherwise, except as may be required by law.
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